Exhibit 4.7.13

AMENDMENT NO. 12

TO THE NATIONAL CITY

SAVINGS AND INVESTMENT PLAN

(As Amended and Restated effective January 1, 2001)

National City Corporation as settlor of the National City Savings and Investment Plan (“Plan”), hereby adopts Amendment No. 12 to the Plan, effective March 18, 2008.

1. Section 1.1 of Article I of the Plan is hereby amended by the deletion of paragraph (42) thereunder and the substitution in lieu thereof of a new paragraph (42) to read as follows:

“(42) Named Fiduciaries: The Committee, the Company, the Investment Manager, the Trustee, the Participants to the extent provided in Article XV, and each other person designated as a Named Fiduciary by the Committee pursuant to the power of delegation reserved to the Committee in Article X or by the Designated Officer pursuant to the power of appointment set forth in Section 8.1(1) of Article VIII.”

2. Section 8.1 of Article VIII of the Plan is hereby amended by the deletion of paragraphs (1) and (2) thereunder and the substitution in lieu thereof of new paragraphs (1) and (2) to read as follows:

“(1) Timothy J. Lathe, Executive Vice President of the Company (the “Designated Officer”) shall have the exclusive authority and responsibility at any time or from time to time to appoint (and revoke the appointment of) an Investment Manager or any other Named Fiduciary with respect to the management or disposition of the NCC Stock Fund or any other Investment Fund designed to invest primarily or exclusively in NCC Stock, and to enter into a written agreement with such Investment Manager or Named Fiduciary with respect to such appointment. The Designated Officer shall notify the Trustee of any such appointment (or revocation thereof) in writing, and the Trustee may rely upon any such appointment continuing in effect until it receives a written notice from the Designated Officer of its revocation. Any such Investment Manager or Named Fiduciary shall acknowledge in writing to the Designated Officer and the Trustee that he or it is a Fiduciary with respect to the Plan.

(2) Any such Investment Manager shall have the powers, functions, duties and/or responsibilities of the Trustee relating to the investment and reinvestment of the NCC Stock Fund and shall exercises such authority, power and discretion exclusively. Custody of the assets of the NCC Stock Fund, however, shall remain with the Trustee who shall be responsible therefor.”

3. Section 13.1 of Article XIII of the Plan is hereby amended by being renumbered as paragraph (1) thereunder and by adding the following new paragraph (2) thereunder at the end thereof:

“(2) Amendments Relating to NCC Stock. The Designated Officer (as defined in Section 8.1 of Article VIII), acting on behalf of the Company as settlor, shall have the exclusive right to amend or modify the Plan with respect to (i) the appointment of any Fiduciary as an Investment Manager or Named Fiduciary for the management and disposition of the NCC Stock Fund or any other Investment Fund designed to invest primarily or exclusively in NCC Stock, (ii) the authority of such Investment Manager or Named Fiduciary, or any modification to such authority, (iii) the removal of any such Investment Manager or Named Fiduciary, or the appointment of any successor, (iv) the allocation of authority among (or removal of authority from) such Investment Manager or Named Fiduciary, the Committee or any other Plan Fiduciary with respect to the NCC Stock Fund or such other Investment Fund, (v) the establishment, termination or purpose of the NCC Stock Fund or any such other Investment Fund, and (vi) any matter related to the foregoing.”

4. Section 13.2 of Article XIII of the Plan is hereby amended by being renumbered as paragraph (1) thereunder, by deleting the reference to “Section 13.1” and substituting a reference to “Section 13.1(1)” and by adding the following new paragraph (2) thereunder at the end thereof:

“(2) Any termination or amendment of the Plan pursuant to Section 13.1(2) shall be expressed in an instrument executed by the Designated Officer and shall become effective as of the date designated in such instrument or, if no date is so designated, on the date of its execution. The Designated Officer shall notify the Trustee or any such termination or amendment. Any amendment that increases the Trustee’s rights, duties or obligations shall also require the consent of the Trustee before it becomes effective.”

IN WITNESS WHEREOF, the undersigned have evidenced the adoption of this Amendment No. 12 effective as of the day and year first above written.

NATIONAL CITY CORPORATION

Date: 3/18/08	By:	/s/ Shelley J. Seifert
Title: Executive Vice President

Date: 3/18/08	By:	/s/ Jeffrey D. Kelly
Title: Vice Chairman

NATIONAL CITY BANK, TRUSTEE

Date: 3/18/08	By:	/s/ Christopher J. Dziak
Title: Assistant Vice President

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